EXHIBIT D-3


                            COMMONWEALTH OF VIRGINIA

                                   BEFORE THE

                          STATE CORPORATION COMMISSION

--------------------------------------------------
                                                  )
Application of                                    )
                                                  )
WASHINGTON GAS LIGHT COMPANY                      )
                                                  )
For Authority to Engage in Affiliate Transactions )    Case No. PUA00
                                                  )                  ---------
                                                  )
                                                  )
                                                  )
--------------------------------------------------

                                   APPLICATION
                                   -----------

     Washington Gas Light Company ("Washington Gas" or the "Company") requests authority to participate in a system "Money Pool." This application is filed pursuant to the Public Utilities Affiliates Act, Section 56-76, et seq. of the Code of Virginia ("Code").

     Background of this Application
     ------------------------------

     1. By order dated May 11, 2000, issued in Case No. PUA000010 (the "Order"), the Commission authorized Washington Gas to form a holding company under conditions specified in the Order. The new holding company will be named "WGL Holdings, Inc." and is referred to in this application as "WGL Holdings". Upon implementation of the holding company structure, WGL Holdings will become the parent company of Washington Gas.

     2. After the formation of the holding company, WGL Holdings plans to create a holding company system "Money Pool." In the Order, the Commission stated that the Company must seek additional authority if it desires to enter into a Money Pool agreement or related obligations (Ordering Paragraph No. 22 of the Order).

     Authority requested by this Application
     ---------------------------------------

     3. Washington Gas requests authority to participate in a Money Pool agreement in the form attached as Exhibit A to this Application.

     4. Parties to the proposed Money Pool agreement will initially be WGL Holdings, Washington Gas and the affiliates of Washington Gas named in the Money Pool agreement (collectively, the "Parties"). Under the proposed Money Pool agreement, the Parties (other than WGL Holdings) may lend surplus funds to each other on a short-term basis. WGL Holdings may make loans to the other Parties, but WGL Holdings may not borrow from the Money Pool. This limitation is imposed on WGL Holdings by requirements of the Public Utility Holding Company Act of 1935 (the "1935 Act"). WGL Holdings would be the Administrator of the Money Pool.

     5. By Order of the Commission dated August 21, 2000, in Case No. PUF 000023, Washington Gas obtained authority to issue commercial paper to two of its affiliates, Crab Run Gas Company and Hamsphire Gas Company. Upon approval by the Commission of a Money Pool arrangement and upon subsequent implementation and operation of the Money Pool, Washington Gas will cease issuance of short-term debt to those two affiliates, since they will be participants in the Money Pool.

     6. The determination whether Washington Gas shall borrow from the Money Pool will be made by the Washington Gas Chief Financial Officer, Treasurer or their designee. Washington Gas will not borrow from the Money Pool in excess of twelve percent of its total capitalization, which is the threshold level requiring approval under VA Code 56-65.1. Since Washington Gas will not exceed that threshold, no approval by the Commission is required under Chapter 4 of Title 56 of the Code for issuance of securities by Washington Gas to the Money Pool.

     Sources of Funds and Terms of Loans to and from the Money Pool:
     --------------------------------------------------------------

     7. Funds for the Money Pool will be provided from the following sources: (i) surplus funds in the treasuries of Money Pool participants including WGL Holdings ("Internal Funds"), and (ii) proceeds from bank borrowings and/or commercial paper sales by the Parties ("External Funds"). Funds will be made available from these sources in such order as WGL Holdings, as Administrator of the Money Pool, may determine would result in a lower cost of borrowing, consistent with the individual borrowing needs and financial standing of the companies providing funds to the Money Pool.

     8. The determination of whether Washington Gas at any time has surplus funds to lend to the Money Pool and whether Washington Gas shall lend such surplus funds to the Money Pool will be made by the Washington Gas Chief Financial Officer, Treasurer, or their designee, on the basis of cash flow projections and other relevant factors in the sole discretion of Washington Gas.

     9. The cost of funds borrowed from the Money Pool (and paid to the lending Party) will be determined as follows:

          (a) If only Internal Funds are available in the Money Pool, the interest rate applicable to loans from the Money Pool will be the rates for high-grade unsecured 30-day commercial paper sold through dealers by major corporations as quoted in The Wall Street Journal.

          (b) If only External Funds are available in the Money Pool, the interest rate applicable to loans from the Money Pool will be equal to the lending Party's cost for those External Funds. If more than one Party makes External Funds available, the applicable interest rate will be a composite rate equal to the weighted average of the cost incurred by the respective lending Party.

          (c) If Internal Funds and External Funds are concurrently borrowed through the Money Pool, the rate applicable to those loans will be a "blended" rate equal to the weighted average of the cost of the Internal and External Funds.

          (d) The cost of compensating balances and/or fees paid to banks to maintain credit lines by Money Pool participants lending External Funds to the Money Pool will initially be paid by the participant maintaining such line. A portion of such costs will be retroactively allocated every month to the companies borrowing through the Money Pool in proportion to their respective daily outstanding borrowings.

     10. Interest on each loan from the Money Pool will accrue daily on the unpaid principal balance from the date of the loan until the principal is paid in full. Interest is payable monthly in arrears.

     11. Loans from the Money Pool may be payable on demand or at a definite time agreed to by the parties, but no longer than one year from the date on which the loan is made. All loans may be prepaid by the borrower without premium or penalty.

     12. Loans to the Parties through the Money Pool will be made pursuant to open account advances. A lender may receive upon demand one or more promissory notes evidencing its loans. A form of the note is included as an exhibit to the Money Pool agreement.

     Investment of Surplus Funds in the Money Pool
     ---------------------------------------------

     13. Funds which are available in the Money Pool and which are not required to meet current requirements of the Money Pool will ordinarily be invested in one or more short term instruments. These may include (i) obligations issued or guaranteed by the U.S. Government and/or its agencies and instrumentalities; (ii) commercial paper, (iii) certificates of deposit, (iv) bankers' acceptances, (v) repurchase agreements, (vi) tax exempt notes, (vii) tax exempt bonds, (viii) tax exempt preferred stock, and (ix) such other investments as are permitted under the 1935 Act and rules thereunder.

     14.  Interest income and other investment income earned by the Money
Pool on loans and investment of surplus funds will be allocated among the Parties in accordance with the proportion of each Party's contribution of funds to the Money Pool. Interest and investment earnings will be computed on a daily basis and settled once each month.

     Conclusion
     ----------

     Washington Gas respectfully requests the Commission's approval to participate in the Money Pool Agreement as described in this Application.

                                        Respectfully submitted,

                                        WASHINGTON GAS LIGHT COMPANY


                                        By:
                                           -------------------------------------
                                             Douglas V. Pope
                                             Secretary and Attorney

                                        Washington Gas Light Company
                                        1100 H St., N.W.
                                        Washington, D.C.  20080
                                        (202) 624-6395

                                        August 31, 2000

                                    Exhibit A

                              Money Pool Agreement

                               WGL HOLDINGS, INC.

                           SYSTEM MONEY POOL AGREEMENT

     This SYSTEM MONEY POOL AGREEMENT is made and entered into this      day of
                                                                    ----
             , 2000 by and among WGL Holdings, Inc., ("WGL Holdings"), a
-------------
Virginia Corporation and a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"); and the direct and indirect subsidiaries of WGL Holdings, Inc. listed on Exhibit A to this Agreement (each a "Party" and collectively, the "Parties").

     RECITALS

     The Parties from time to time have need to borrow funds on a short-term basis. Some of the Parties from time to time are expected to have temporary excess funds available to loan on a short-term basis. The Parties desire to establish a pool (the "System Money Pool") to coordinate and provide for certain of their short-term cash and working capital requirements.

     NOW THEREFORE, in consideration of the premises, and the mutual promises set forth herein, the Parties hereto agree as follows:

                                    ARTICLE I
                          CONTRIBUTIONS AND BORROWINGS

     Section 1.1. Contributions to System Money Pool. Each Party will determine
     -----------------------------------------------
each day, on the basis of cash flow projections and other relevant factors, in such Party's sole discretion, the amount of funds it has available for contribution to the System Money Pool, and will contribute such funds to the System Money Pool. The determination of whether a Party at any time has surplus funds to lend to the System Money Pool, or shall lend such funds to the System Money Pool, will be made by such Party's Treasurer, or by a designee thereof, on the basis of cash flow projections and other relevant factors, in such Party's sole discretion. Each Party may withdraw any of its funds at any time upon notice to WGL Holdings as administrative agent of the System Money Pool.

     Section 1.2 Rights to Borrow. Subject to the provisions of Section 1.4(b)
     ----------------------------
of this Agreement, all short-term borrowing needs of the Parties, with the exception of WGL Holdings, may be met by funds in the System Money Pool to the extent such funds are available. Each Party (other than WGL Holdings) shall have the right to make short-term borrowings from the System Money Pool from time to time, subject to the availability of funds and the limitations and conditions set forth herein and in the applicable orders of the Securities and Exchange Commission ("SEC"). Each Party (other than WGL Holdings) may request loans from the System Money Pool from time to time during the period from the date hereof until this Agreement is terminated by written agreement of the Parties; provided, however, that the aggregate amount of all loans requested by any Party hereunder shall not exceed the applicable borrowing limits set forth in applicable orders of the SEC and other regulatory authorities, resolutions of such Party's shareholders and Board of Directors, such Party's governing corporate documents, and agreements binding upon such Party. No Party shall be obligated to borrow from the System Money Pool if lower cost funds can be obtained from external borrowing. No loans through the System Money Pool will be made to, and no borrowings through the System Money Pool will be made by, WGL Holdings.

     Section 1.3.  Source of Funds.
     -----------------------------

          (a) Funds may be available through the System Money Pool from the following sources: (i) surplus funds in the treasuries of the Parties including WGL Holdings ("Internal Funds") and (ii) proceeds from bank borrowings and the sale of commercial paper by the Parties ("External Funds"), in each case to the extent permitted by applicable laws and regulatory orders. Funds will be made available from such sources in such other order as WGL Holdings, as administrator of the System Money Pool, may determine will result in a lower cost of borrowing to Parties borrowing from the System Money Pool, consistent with the individual borrowing needs and financial standing of the Parties providing funds to the System Money Pool.

          (b) Borrowing Parties will borrow pro rata from each lending Party in the proportion that the total amount loaned by such lending Party bears to the total amount then loaned through the System Money Pool. On any day when more than one fund source (e.g. Internal Funds and External Funds), with different rates of interest, is used to fund loans through the System Money Pool, each borrowing Party will borrow pro rata from each fund source in the same proportion that the amount of funds provided by that fund source bears to the total amount of short-term funds available to the System Money Pool.

     Section 1.4.  Authorization.
     ---------------------------

          (a) Each loan shall be authorized by the lending Party's Treasurer, or by a designee thereof.

          (b) All borrowings from the System Money Pool shall be authorized by the borrowing Party's Treasurer, or by a designee thereof. No Party shall be required to effect a borrowing through the System Money Pool if such Party determines that it can (and is authorized to) effect such borrowing at lower cost directly from banks or through the sale of its own commercial paper in an existing commercial paper program.

     Section 1.5. Interest. Each Party receiving a loan shall accrue interest
     ---------------------
daily on the unpaid principal amount of such loan from the date of such loan until such principal amount shall be paid in full. Interest shall be payable monthly in arrears.

          (a) If only Internal Funds comprise the funds available in the System Money Pool, the interest rate applicable and payable to or by subsidiaries for all loans of such Internal Funds will be the rate for high-grade unsecured 30-day commercial paper sold through dealers by major corporations as quoted in The Wall Street Journal. The interest rate payable on such loans shall be adjusted as of the first business day of each month that the loan is outstanding.

          (b) If only External Funds comprise the funds available in the System Money Pool, the interest rate applicable to loans of such External Funds shall be equal to the lending Party's cost for such External Funds (or, if more than one Party had made available External Funds on such day, the applicable interest rate shall be a composite rate, equal to the weighted average of the cost incurred by the respective Parties for such External Funds).

          (c) In cases where both Internal Funds and External Funds are concurrently borrowed through the System Money Pool, the rate applicable to all loans comprising such "blended" funds shall be a composite rate, equal to the weighted average of the (i) cost of all Internal Funds contributed by Parties (as determined pursuant to Section 1.5(a) above) and (ii) the cost of all such External Funds (as determined pursuant to Section 1.5(b) above).

     Section 1.6. Form of Loans to Parties. Loans to the Parties through the
     -------------------------------------
System Money Pool will be made pursuant to open-account advances, repayable upon demand and in any event not later than one year after the date of the advance; provided, that each lending Party shall at all times be entitled to receive upon demand one or more promissory notes evidencing any and all loans by such lender. Any such note shall: (a) be substantially in the form filed as Exhibit B to this agreement, (b) be dated as of the date of the initial borrowing, (c) mature on demand or on a date agreed by the Parties to the transaction, but in any event not later than one year after the date of the applicable borrowing, and (d) be repayable in whole at any time or in part from time to time, without premium or penalty.

     Section 1.7. Certain Costs. The cost of compensating balances and/or fees
     --------------------------
paid to banks to maintain credit lines by Parties lending External Funds to the System Money Pool shall initially be paid by the Party maintaining such line. A portion of such costs shall be retroactively allocated every month to the parties borrowing through the System Money Pool in proportion to their respective daily outstanding borrowings.

     Section 1.8. Repayment. Each Party receiving a loan hereunder shall repay
     ----------------------
the principal amount of such loan, together with all interest accrued thereon, on demand and in any event within one year of the date on which such loan was made. All loans made through the System Money Pool may be prepaid by the borrower without premium or penalty.

     Section 1.9. Allocation of Interest Income and Investment Earnings. The
     ------------------------------------------------------------------
interest income and other investment income earned by the System Money Pool on loans and investment of surplus funds will be allocated among the Parties in accordance with the proportion each Party's contribution of funds in the System Money Pool bears to the total amount of funds in the System Money Pool and the cost of any External Funds provided to the System Money Pool by such Party. Interest and other investment earnings will be computed on a daily basis and settled once per month.

                                   ARTICLE II
                         OPERATION OF SYSTEM MONEY POOL

     Section 2.1. Administration. Administration of the System Money Pool,
     ---------------------------
including record keeping and coordination of loans, will be handled by WGL Holdings under the authority of the appropriate officers of the Parties. WGL Holdings shall be responsible for the determination of all applicable interest rates and charges to be applied to advances outstanding at any time hereunder, shall maintain records of all advances, interest charges and accruals and interest and principal payments for purposes hereof, and shall prepare periodic reports thereof for the Parties. Separate records shall be kept by WGL Holdings for the System Money Pool established by this agreement and any other money pool administered by WGL Holdings.

     Section 2.2. Investment of Surplus Funds in the System Money Pool. Funds
     -----------------------------------------------------------------
not required to meet System Money Pool loans (with the exception of funds required to satisfy the System Money Pool's liquidity requirements) will ordinarily be invested in one or more short-term instruments, including: (i) obligations issued or guaranteed by the U.S. government and/or its agencies and instrumentalities; (ii) commercial paper, (iii) certificates of deposit, (vi) bankers' acceptances, (v) repurchase agreements, (vi) tax exempt notes, (vii) tax exempt bonds, (viii) tax exempt preferred stock, and (ix) such other investments as are permitted by Section 9(c) of the Act and Rule 40 thereunder.

     Section 2.3. Events of Default. If any Party shall generally not pay its
     ------------------------------
debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Party seeking to adjudicate it a bankrupt or insolvent, then the other Parties may declare the unpaid principal amount of any loans to such Party, and all interest thereon, to be forthwith due and payable and all such amounts shall forthwith become due and payable.

                                   ARTICLE III
                               ADDITIONAL PARTIES

     Subject to any necessary regulatory approval, additional parties may be included as participants in the System Money Pool by written consent of the Administrator and by the new party or parties. In the discretion of the Administrator, additional parties may be restricted to participation as lenders to, or borrowers from, the System Money Pool.

                                   ARTICLE IV
                                  MISCELLANEOUS

     Section 4.1. Amendments. No amendment to this Agreement shall be adopted
     -----------------------
except in a writing executed by the Parties.

     Section 4.2. Legal Responsibility. Nothing herein contained shall render
     ---------------------------------
any Party liable for the obligations of any other Party hereunder and the rights, obligations and liabilities of the Parties are several in accordance with their respective obligations, and not joint.

     Section 4.3. Governing Law. This Agreement shall be governed by, and
     --------------------------
construed in accordance with, the laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, the undersigned companies have duly caused this document to be signed on their behalf on the date first written above by the undersigned thereunto duly authorized.

WGL HOLDINGS, INC.


By:
   ------------------------------------
   Name:
   Title:


WASHINGTON GAS LIGHT COMPANY


By:
   ------------------------------------
   Name:
   Title:


CRAB RUN GAS COMPANY


By:
   ------------------------------------
   Name:
   Title:


HAMPSHIRE GAS COMPANY


By:
   ------------------------------------
   Name:
   Title:

WASHINGTON GAS RESOURCES CORP.


By:
   ------------------------------------
   Name:
   Title:


WASHINGTON GAS CONSUMER SERVICES, INC.


By:
   ------------------------------------
   Name:
   Title:


WASHINGTON GAS ENERGY SERVICES, INC.


By:
   ------------------------------------
   Name:
   Title:


WASHINGTON GAS ENERGY SYSTEMS, INC.


By:
   ------------------------------------
   Name:
   Title:


AMERICAN COMBUSTION INDUSTRIES, INC.


By:
   ------------------------------------
   Name:
   Title:

BRANDYWOOD ESTATES, INC.


By:
   ------------------------------------
   Name:
   Title:


WG MARITIME PLAZA I, INC.


By:
   ------------------------------------
   Name:
   Title:

                                    EXHIBIT A

         COMPANIES PARTICIPATING IN WGL HOLDINGS, INC. SYSTEM MONEY POOL


                               WGL Holdings, Inc.

                          Washington Gas Light Company

                              Crab Run Gas Company

                              Hamsphire Gas Company

                         Washington Gas Resources Corp.

                     Washington Gas Consumer Services, Inc.

                      Washington Gas Energy Services, Inc.

                       Washington Gas Energy Systems, Inc.

                      American Combustion Industries, Inc.

                            Brandywood Estates, Inc.

                            WG Maritime Plaza I, Inc.

                                    EXHIBIT B
                        (TO SYSTEM MONEY POOL AGREEMENT)

                         FORM OF SYSTEM MONEY POOL NOTE

     $ (See attached schedule for principal amount [Date] outstanding at any time.)

     FOR VALUE RECEIVED, the undersigned,                     , a
                                         ---------------------    --------------
Corporation (the "Company"), hereby unconditionally promises to pay to the order
of                  (the "Lender"), on demand, or on a date agreed to by the
   ----------------
Company and the Lender (but in any case not later than one year after the date
of the applicable borrowing), at the offices of                       , in
                                                ----------------------
lawful money of the United States of America and in immediately available funds, the aggregate unpaid principal amount of all loans (that are posted on the schedule annexed hereto and made a Part hereof) made by the Lender to the Company through the WGL Holdings, Inc. ,System Money Pool (the "System Money Pool") pursuant to the authorization in effect from time to time of the Securities and Exchange Commission under the Public System Holding Company Act of 1935, as amended.

     The Company further agrees to pay in like money at such office accrued interest on the unpaid principal amount hereof from time to time from the date of the applicable borrowing at the rate as determined by WGL Holdings, Inc., in its capacity as a administrator of the System Money Pool, in accordance with the terms and provisions of the System Money Pool Agreement, dated as of
                                                                     -----------
, 2000, among the Company, the Lender and the other parties thereto. Interest shall be payable monthly in arrears and upon payment (including prepayment) in full of the unpaid principal amount hereof.

     This Note shall be governed by, and construed and interpreted in accordance with, the Laws of the Commonwealth of Virginia.

     IN WITNESS WHEREOF, the undersigned, pursuant to due authorization, has caused this Note to be executed in its name and on its behalf by its duly authorized officer.

                                        [Company]


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:

                               TRANSACTION SUMMARY

                         TRANSACTION SUMMARY - CHAPTER 4

APPLICATIONS INVOLVING THE PROVISION OF SERVICES/GOODS
(INCLUDING INTANGIBLES):

(1)  Describe, in detail, the affiliate relationship among parties involved.

     Response
     --------

     Crab Run Gas Company, Hampshire Gas Company and Washington Gas Resources Corp. are wholly-owned subsidiaries of Washington Gas Light Company (referred to herein as "Washington Gas" or the "Company").

     Washington Gas Consumer Services, Inc; Washington Gas Energy Services, Inc; American Combustion Industries, Inc., Brandywood Estates, Inc. and Washington Gas Energy Systems, Inc., WG Maritime Plaza I, Inc., are wholly-owned subsidiaries of Washington Gas Resources Corp.

     Upon implementation of the holding company structure, WGL Holdings, Inc. will become the corporate parent of Washington Gas Light Company. Following implementation of the holding company structure, all the above named subsidiaries of Washington Gas Light Company will become direct or indirect subsidiaries of WGL Holdings, Inc. (referred to herein as "WGL Holdings").

(2) Describe the conditions and term of the agreement, including rights of parties to cancel and renewability.

     Response
     --------

     Washington Gas, WGL Holdings and the subsidiaries named in response to Item #1, above, propose to enter into a Money Pool agreement, a form which is attached as Exhibit A to this Application.

     As more fully described in the Application, under the Money Pool agreement, the Parties may invest surplus funds in the Money Pool and borrow from the Money Pool. All borrowings will be for not more than a twelve-month period. Interest payable on the loans from the Money Pool will be equivalent to the cost of funds to the lending parties, as determined under the Money Pool agreement and as fully described in the Application. Due to restrictions under the Public Utility Holding Company Act of 1935, WGL Holdings, Inc. may loan funds to the Money Pool but may not borrow from the Money Pool.

(3) Why is the utility company providing the service(s)/good(s)? What are the current or prior arrangements? Provide specific details.

     Response
     --------

     The Money Pool may provide a more liquid and cost-effective source of funds for the Company and its affiliates.

(4) Show that the utility is receiving compensation equal to or greater than that received from non-affiliates where such service(s)/good(s) are provided to affiliates and non-affiliates. Where such service(s)/good(s) are provided to affiliates only, such pricing should be at the higher of cost or market. Show that this is true for the proposed arrangement or provide justification as to why the above guideline should not apply.

     Response
     --------

     Washington Gas is not making any loans to non-affiliates. Washington Gas will receive compensation for funds it loans to affiliates through the Money Pool in proportion to its contribution of funds to the Money Pool. See Paragraph 9 of the Application.

(5) How are the associated costs to be charged or allocated? Detailed descriptions must be provided.

     Response
     --------

     The cost of funds borrowed from the Money Pool with respect to any particular loan are paid by the borrowing party. See Paragraph 9 of the Application.

(6) Provide assurance through safeguards in place that no unregulated affiliate will be subsidized by the regulated company as a result of the proposed transaction.

     Response
     --------

     WGL Holdings, Inc. as Administrator of the Money Pool will establish accounting systems and billing procedures which will assure that costs are properly assigned between regulated and non-regulated activities.

(7) Provide assurance that the utility is not exposing itself to greater business risk as a result of the proposed arrangement. If the utility is being exposed to a greater degree of business risk, show how the arrangement would be in the public interest in spite of the additional risk exposure.

     Response
     --------

     Participation in the Money Pool does not create additional business risk for Washington Gas.

(8) Show that the agreement or arrangement is not detrimental to the Virginia ratepayers. How is the transaction in the public interest? Be specific.

     Response
     --------

     Participation by Washington Gas in the Money Pool will not be detrimental to Virginia ratepayers because (i) Washington Gas will loan funds through the Money Pool at its cost of funds; and (ii) Washington Gas will not borrow from the Money Pool at a rate higher than it would pay to non-affiliated lenders. Therefore, participation by Washington Gas in the Money Pool will not cause any additional costs to Virginia ratepayers. The transaction is in the public interest because it provides another source of liquidity for Washington Gas at rates which could be competitive or lower than other sources of funds.

(9) Show that the arrangement will not cause the utility to become involved in a long-term captive relationship.

     Response
     --------

     There is no requirement for Washington Gas to participate in the Money
     Pool.

(10) Costs should be directly assigned where possible. Direct charge allocation should be emphasized for labor and other costs that can be identified with a specific activity. Allocations based on a general allocator should be limited to 5% of total charges if at all possible. If such assignment deviates from the above guidelines, provide justification for such deviation.

     Response
     --------

          Costs will be directly assigned to the borrowing party. See response to Item #5 above.

(11) Goods or services provided to an affiliate pursuant to a tariff should be at the tariffed rate. If this is not the case here, explain.

     Response
     --------

          There is no applicable tariff provision.